EX-99.h.7.a

ABERDEEN FUNDS

EXPENSE LIMITATION AND REIMBURSEMENT AGREEMENT

Amended Schedule A*

SERIES	CLASS	EXPENSE CAP
Aberdeen Dynamic Dividend Fund	Institutional	1.25%
	Class A	1.50%
Aberdeen Income Builder Fund	Institutional	1.18%
	Class A	1.43%
Aberdeen Realty Income & Growth Fund	Institutional	1.00%
	Class A	1.25%
Aberdeen Global Infrastructure Fund	Institutional	1.20%
	Class A	1.45%
Aberdeen Ultra Short Municipal Income Fund	Institutional	0.45%
	Class A	0.70%
Aberdeen Short Duration High Yield Municipal Fund (formerly, Aberdeen High Yield Managed Duration Municipal Fund)	Institutional	0.65%
	Class A	0.90%
Aberdeen International Real Estate Equity Fund	Institutional	1.37%
	Class A	1.62%

*Last Updated and Approved by the Board of Trustees on: December 12, 2018, effective as of February 28, 2019